Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports Business Highlights and Second Quarter 2021 Financial Results

— Achieved Second Quarter 2021 XPOVIO® (selinexor) Net Product Revenues of $20.2 Million and $41.9 Million YTD, Up 8% Versus Second Quarter 2020 and Up 21% Versus First Half of 2020 —

— Looking Forward to a Milestone-Driven Second Half of 2021, Including Top-Line Data from Phase 3 SIENDO Study in Endometrial Cancer and Initiations and Expansions of Key Clinical Trials in Myelodysplastic Syndrome, Myelofibrosis, Multiple Myeloma & Colorectal Cancer —

— Company to Host Investor Day in Fourth Quarter 2021 to Outline Commercial and Pipeline Priorities and Objectives —

NEWTON, Mass. – August 5, 2021 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported business highlights and financial results for the quarter ended June 30, 2021.

Richard Paulson, President and Chief Executive Officer of Karyopharm, commented, “We are encouraged by the commercial performance of XPOVIO during the first half of 2021, which reflected meaningful year-over-year growth, up 21% compared to the first half of 2020, driven by rising confidence and demand from both academic and community-based oncologists. XPOVIO continues to move earlier in the treatment paradigm following U.S. Food and Drug Administration (FDA) approval in the second-line plus treatment setting for multiple myeloma in December 2020. In my first 100 days as CEO, my top priorities have been executional excellence in our multiple myeloma launch and prioritizing and advancing our pipeline. With respect to the launch, we’ve strengthened our organization and execution while solidifying our positioning in the multiple myeloma treatment landscape. XPOVIO is a new and effective modality that can become a standard of care in second-line plus, where utilizing new mechanisms is critical to continue improving patient outcomes. With respect to the pipeline, we have initiated a comprehensive portfolio review and continue to move forward with key new trials.”

“Looking ahead to the remainder of 2021, there are several important events and milestones on the horizon. First, we plan to host an investor day in the fourth quarter to outline Karyopharm’s commercial and pipeline priorities and objectives for the upcoming quarters and years. Next, along with continued commercial growth in hematologic cancers, we are expecting top-line data from the Phase 3 SIENDO study in endometrial cancer, also around the end of this year. Endometrial cancer is the most common gynecologic cancer and has the potential to be our first XPOVIO approval in solid tumors. And finally, we expect to initiate or expand several key clinical studies across our pipeline, including in myelodysplastic syndrome, myelofibrosis, multiple myeloma and colorectal cancer,” concluded Mr. Paulson.

Second Quarter 2021 & Recent Highlights

XPOVIO® Commercial Performance

•

Achieved U.S. net product revenue for the second quarter of 2021 of $20.2 million and $41.9 million year to date, representing 8% growth compared to the second quarter of 2020 and 21% growth compared to the first half of 2020.

Targeting Disease at the Nuclear Pore

•	Achieved the following across both multiple myeloma and diffuse large B-cell lymphoma (DLBCL):

•	Over 7,600 prescriptions filled as of June 30, 2021; and

•	Added 142 new unique accounts during the second quarter of 2021, an increase of 11% compared to the first quarter of 2021.

•	Payer coverage remains strong at 97%.

•	Launched three new strength oral XPOVIO tablets (40mg, 50mg and 60mg), versus only 20mg available previously, to simplify regimens and reduce pill burden for patients.

•

Intent to prescribe metrics show a rising confidence in physicians’ overall perception of XPOVIO and that physicians are choosing it for earlier lines of treatment; discontinuation rates remain low (approximately 13%).

•	Strengthened the commercial team with the appointment of Sohanya Cheng, former sales and marketing lead for Kyprolis® (carfilzomib) at Amgen, as Head of Sales and Commercial Operations.

•

Expanded global access to XPOVIO through the conditional approval for XPOVIO plus dexamethasone in the United Kingdom for the treatment of penta-refractory multiple myeloma, and Karyopharm’s partner Antengene securing marketing approval for XPOVIO for the treatment of penta-refractory multiple myeloma and DLBCL in South Korea.

R&D Highlights

Hematologic Malignancies: Karyopharm is actively building its hematologic oncology franchise through several key initiatives, including pursuing NEXPOVIO marketing approval in Europe in the second-line plus treatment setting for multiple myeloma, expanding approved multiple myeloma indications in the U.S. to include combinations with certain approved therapies, and pursuing additional high unmet need indications beyond multiple myeloma, such as myelofibrosis and myelodysplastic syndrome.

•

European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) for NEXPOVIO® in combination with Velcade® (bortezomib) and low-dose dexamethasone for the treatment of multiple myeloma following at least one prior therapy. The MAA will be reviewed by the Committee for Medicinal Products for Human Use (CHMP), which will issue an opinion to the European Commission regarding the potential approval for the expanded indication. Karyopharm expects this review to be completed in the first half of 2022.

•	Presented positive results for near-term and longer-term multiple myeloma expansion programs at the European Hematology Association 2021 Congress, including:

•

The arm of the Phase 1b/2 STOMP study evaluating the all oral combination of XPOVIO, Pomalyst® (pomalidomide) and dexamethasone (XPd) in previously treated multiple myeloma. Karyopharm remains on track to initiate a randomized Phase 3 study with this combination by the end of 2021.

•

A subset analysis demonstrating that two STOMP triplet regimens XPOVIO, Kyprolis® and dexamethasone (XKd) and XPd achieved high response rates of 67% and 58%, respectively, in multiple myeloma patients with disease refractory to an anti-CD38 monoclonal antibody. These response rates compare favorably to the ~45% response rates seen with other combo regimens.

Targeting Disease at the Nuclear Pore

•	Commenced dosing in a new Phase 1/2 study evaluating XPOVIO in combination with Jakafi® (ruxolitinib) in patients with treatment-naïve myelofibrosis (XPORT-MF-034; NCT04562389).

XPOVIO in Solid Tumors: In 2020, Karyopharm established proof-of-concept for XPOVIO in solid tumors in advanced liposarcoma. The Company is actively pursuing additional solid tumor indications for XPOVIO, either alone or in combination with other agents, including in endometrial cancer, glioblastoma, melanoma, colorectal cancer and non-small cell lung cancer.

•	Continued enrollment and dosing in the Phase 3 SIENDO study. Remain on track to report top-line results during the fourth quarter of 2021.

•	Commenced dosing in a new Phase 2 study evaluating XPOVIO in combination with Keytruda® (pembrolizumab) in patients with locally advanced or metastatic melanoma (XPORT-MEL-033; NCT04768881).

Corporate & Business Highlights

•	Richard Paulson, formerly of Ipsen North American and Amgen, named President and Chief Executive Officer.

•	Received $60 million in expanded royalty agreement with entities managed by HealthCare Royalty Management, LLC (HCR), with up to another $40 million in potential financing available.

•

Acquired investigational Interleukin-12 (IL-12) program from Neumedicines Inc. for $7.4 million in cash and equity and certain other contingent consideration upon the satisfaction of certain development milestones. Karyopharm is evaluating potential opportunities to combine IL-12 asset with XPOVIO and/or other therapies for cancer and other diseases.

•	Karyopharm to host an investor day during the fourth quarter of 2021 to outline commercial and pipeline priorities and objectives.

Second Quarter 2021 Financial Results

“Our balance sheet remains strong, and based on our current operating plans, we believe our cash, cash equivalents and investments, together with growing XPOVIO revenues, license revenues and the recent capital secured through our amended agreement with HCR, provide us with a cash runway into mid-2023,” said Michael P. Mason, Chief Financial Officer of Karyopharm. “Through steady topline growth, driven by both increased physician adoption as well as adding new patient groups and indications over time, our goal is to become a self-sustaining organization for our stakeholders.”

Net product revenue: Net product revenue for the second quarter of 2021 was $20.2 million, compared to $18.6 million for the second quarter of 2020.

License and other revenue: License and other revenue for the second quarter of 2021 was $2.4 million, compared to $14.9 million for the second quarter of 2020. During the three months ended June 30, 2021, Karyopharm recognized $1.0 million pursuant to its license agreement with Anivive Lifesciences, Inc. and $1.4 million of revenue associated with named patient programs. During the three months ended June 30, 2020, Karyopharm recognized $12.7 million pursuant to its license agreement with Antengene Therapeutics Limited and $2.2 million upon reacquisition of the exclusive development and commercial rights from Ono Pharmaceutical Co., Ltd.

Targeting Disease at the Nuclear Pore

Cost of sales: Cost of sales for the second quarter of 2021 were $1.1 million, compared to $0.4 million for the second quarter of 2020. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the second quarter of 2021 were $34.0 million, compared to $42.6 million for the second quarter of 2020. The decrease in R&D expenses in the second quarter of 2021 compared to the second quarter of 2020 was primarily attributable to the COVID-19 trial activity in the second quarter of 2020 that did not occur in 2021.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the second quarter of 2021 were $36.5 million, compared to $30.8 million for the second quarter of 2020. The increase in SG&A expenses in the second quarter of 2021 compared to the second quarter of 2020 was due primarily to activities to support the U.S. commercialization of XPOVIO, including the launch of XPOVIO in combination with once-weekly Velcade® and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy.

Interest expense: Interest expense for the second quarter of 2021 was $5.0 million, compared to $6.8 million for the second quarter of 2020. The decrease in interest expense was primarily attributable to the decrease in non-cash interest expense related to Karyopharm’s 3.00% senior convertible notes due 2025, as a result of the January 1, 2021 adoption of ASU No. 2020-06, Debt—Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity. Post adoption, Karyopharm is no longer required to amortize the debt discount to non-cash interest expense, as the debt discount component of $50.6 million has now been reclassified out of equity into the convertible senior notes line on its balance sheet.

Net loss: Karyopharm reported a net loss of $53.6 million, or $0.71 per share, for the second quarter of 2021, compared to a net loss of $46.4 million, or $0.63 per share, for the second quarter of 2020. Net loss included non-cash stock-based compensation expense of $8.1 million and $6.4 million for the second quarters of 2021 and 2020, respectively.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2021 totaled $239.3 million, compared to $276.7 million as of December 31, 2020.

2021 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2021:

•

Non-GAAP R&D and SG&A expenses, excluding stock-based compensation expense, are expected to be in the range of $270 million to $290 million. Karyopharm has not reconciled the full year 2021 outlook for non-GAAP R&D and SG&A expenses to full year 2021 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2021 outlook for non-GAAP R&D and SG&A expenses.

•

The Company expects that its existing cash, cash equivalents and investments, together with the revenue it expects to generate from XPOVIO product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into the middle of 2023.

Targeting Disease at the Nuclear Pore

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, including R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, Thursday, August 5, 2021, at 8:30 a.m. Eastern Time, to discuss the second quarter 2021 financial results and other company updates. To access the conference call, please dial (888) 437-3179 (local) or (862) 298-0702 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. Karyopharm received accelerated U.S. Food and Drug Administration (FDA) approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. NEXPOVIO® (selinexor) has also been granted conditional marketing authorization for adult patients with heavily pretreated multiple myeloma by the European Commission. Karyopharm’s supplemental New Drug Application (sNDA) requesting an expansion of its indication to include the treatment for patients with multiple myeloma after at least one prior therapy was approved by the FDA on December 18, 2020. In June 2020, Karyopharm received accelerated FDA approval of XPOVIO for its second indication in adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including as a potential backbone therapy in combination with approved myeloma therapies (STOMP) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

Targeting Disease at the Nuclear Pore

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

•

In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

•

For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least 2 lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

•

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

•

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

•

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

•

Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

Targeting Disease at the Nuclear Pore

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

•

The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies and dedicated to the discovery, development, and commercialization of first-in-class drugs directed against nuclear export for the treatment of cancer and other diseases. Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIO® (selinexor), is approved in the U.S. in multiple hematologic malignancy indications, including in combination with Velcade® (bortezomib) and dexamethasone for the treatment of adult patients with multiple myeloma after at least one prior therapy, in combination with dexamethasone for the treatment of adult patients with heavily pretreated multiple myeloma and as a monotherapy for the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma. NEXPOVIO® (selinexor) has also been granted conditional marketing authorization in combination with dexamethasone for adult patients with heavily pretreated multiple myeloma by the European Commission. In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2021 non-GAAP research and development and selling, general and administrative expenses; expectations and plans relating to XPOVIO for the treatment of adult patients with relapsed or refractory multiple myeloma or relapsed

Targeting Disease at the Nuclear Pore

or refractory diffuse large B-cell lymphoma and other hematologic malignancies and solid tumors; commercialization of XPOVIO or any of its drug candidates and the commercial performance of XPOVIO; submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the Company’s regulatory strategy, the anticipated availability of data to support such submissions, timing of such submissions and actions by regulatory authorities and the potential availability of accelerated approval pathways; the expected design of the Company’s clinical trials; and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO; that regulators will grant confirmatory approval in the European Union based on the BOSTON study in adult patients with multiple myeloma; or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the risk that the COVID-19 pandemic could disrupt Karyopharm’s business more severely than it currently anticipates, including by negatively impacting sales of XPOVIO, interrupting or delaying research and development efforts, impacting the ability to procure sufficient supply for the development and commercialization of selinexor or other product candidates, delaying ongoing or planned clinical trials, impeding the execution of business plans, planned regulatory milestones and timelines, or inconveniencing patients; the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, which was filed with the Securities and Exchange Commission (SEC) on May 4, 2021, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

Contacts:

Investors:

Argot Partners

Targeting Disease at the Nuclear Pore

Matthew DeYoung

212.600.1902 | karyopharm@argotpartners.com

Media:

720 Strategies

Andrew Lee

andrew.lee@720strategies.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Product revenue, net	$20,179	$18,601	$41,910	$34,662
License and other revenue	2,422	14,913	3,951	16,990

Total revenues	22,601	33,514	45,861	51,652

Operating expenses:
Cost of sales	1,138	396	2,071	1,215
Research and development	33,981	42,594	71,031	76,591
Selling, general and administrative	36,530	30,843	74,180	61,521

Total operating expenses	71,649	73,833	147,282	139,327

Loss from operations	(49,048)	(40,319)	(101,421)	(87,675)
Other income (expense):
Interest income	165	849	429	1,824
Interest expense	(5,001)	(6,758)	(10,096)	(13,267)
Other income (expense), net	436	(61)	375	(36)

Total other expense, net	(4,400)	(5,970)	(9,292)	(11,479)

Loss before income taxes	(53,448)	(46,289)	(110,713)	(99,154)
Income tax provision	(134)	(137)	(283)	(203)

Net loss	$(53,582)	$(46,426)	$(110,996)	$(99,357)

Net loss per share—basic and diluted	$(0.71)	$(0.63)	$(1.48)	$(1.41)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	75,189	73,237	74,863	70,475

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$237,896	$273,455
Restricted cash	1,401	3,203
Accounts receivable	17,887	12,881
Other assets	29,383	23,511

Total assets	$286,567	$313,050

Liabilities and stockholders’ (deficit) equity
Convertible senior notes	168,899	117,928
Deferred royalty obligation	132,478	73,088
Other liabilities	68,322	71,488

Total liabilities	369,699	262,504

Total stockholders’ (deficit) equity	(83,132)	50,546

Total liabilities and stockholders’ (deficit) equity; 75,334 and 73,923 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	$286,567	$313,050